Exhibit 10.1
Severance Arrangement with Charles L. McNairy
Mr. McNairy is an at-will employee. If Mr. McNairy were to be terminated by Avatar Holdings Inc. (“Avatar”) without cause he would be entitled to one year of his then current base salary and benefits. As set forth in a letter dated July 22, 2004, upon the earlier of his termination of employment and the conversion of restricted stock units (“RSUs”) that he was awarded on July 24, 2004, into shares of Avatar common stock, Mr. McNairy would receive the greater of the RSUs, to the extent their fair market value is greater than the cash amounts he is entitled to receive as severance, if any, or the severance payments, if any. Under no circumstance will he receive both the shares issuable under the award and the severance payments.